Exhibit 99.1

Stonebridge Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 7, 2021

NEW YORK – (BUSINESS WIRE) – Stonebridge Acquisition Corporation (Nasdaq: APACU) (the “Company”) announced today that, commencing September 7, 2021, holders of the units sold in the Company’s initial public offering of 20,000,000 units completed on July 20, 2021 may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “APAC” and “APACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “APACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. served as sole bookrunner and Odeon Capital Group, LLC served as co-manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 15, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About StoneBridge Acquisition Corporation

StoneBridge Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the consumer technology, communications, software, SaaS, fintech or media sectors. In addition, the Company is focusing its search for target businesses in the following key verticals: Ecommerce, Fintech, SaaS (Software as a Service), Renewable Energy and Information Technology (IT) and IT Enabled Services and has a geographic focus is Asia Pacific, with a special emphasis on targets in India. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Contact:

Prabhu Antony

President & CFO

(646) 314-3555

p.antony@stonebridgespac.com